Filed Pursuant to Rule 424(b)(5)

Registration Statement No. 333-184591

SUPPLEMENT NO. 2 TO PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated January 25, 2013)

4,151,961 Shares of Common Stock

TranSwitch Corporation

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Pursuant to Prospectus Supplement No. 2 dated March 28, 2013 to the Prospectus dated January 25, 2013, we offered 8,300,000 shares of our common stock and warrants to purchase up to 4,150,000 shares of our common stock. Pursuant to Supplement No. 1 dated August 15, 2013 to Prospectus Supplement No. 2, we registered 4,150,000 shares of common stock issuable from time to time upon exercise of the warrants offered thereby. We are now registering 4,151,961 additional shares of common stock issuable from time to time upon exercise of such warrants as a result of the anti-dilution provisions contained therein. The common stock and warrants were sold in units at a purchase price of $0.50, with each unit consisting of one share of common stock and a warrant to purchase .5 of a share of common stock. The units were not issued or certificated. The warrants became exercisable on May 29, 2013, expire on the fifth anniversary of such date and had an exercise price of $0.58. As a result of the sale of shares of our common stock at a price of $0.255 per share, the exercise price of the warrants has been reduced to $0.255 and the number of shares of common stock for which the warrants are exercisable has been increased, such that the aggregate exercise price for the warrants after the price reduction shall be the same as the aggregate exercise price for the warrants in effect immediately prior to such reduction. For a more detailed description of the securities offered by this prospectus, see the section entitled “Description Of The Securities We Are Offering” beginning on page S-32 of Prospectus Supplement No. 2.

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Investing in our securities involves a high degree of risk. See the risk factor included in Supplement No. 1, the “Risk Factors” section on page S-7 of Prospectus Supplement No. 2 and the corresponding sections in the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2012, as well as our subsequent filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, which are incorporated by reference into this supplement.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this supplement, the prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is August 21, 2013.

Explanatory Note

We are filing this Supplement No. 2 to Prospectus Supplement No. 2 to register the additional 4,151,961 shares of common stock issuable from time to time upon the exercise of the warrants offered pursuant to Prospectus Supplement No. 2 as a result of the anti-dilution provisions contained therein. The warrants became exercisable on May 29, 2013, expire on the fifth anniversary of such date and had an exercise price of $0.58. As a result of the sale of shares of our common stock at a price of $0.255 per share, the exercise price of the warrants has been reduced to $0.255 and the number of shares of common stock for which the warrants are exercisable has been increased, such that the aggregate exercise price for the warrants after the price reduction shall be the same as the aggregate exercise price for the warrants in effect immediately prior to such reduction.

This Supplement No. 2 does not reflect events occurring after the filing of Prospectus Supplement No. 2 or modify or update those disclosures affected by subsequent events. Accordingly, this Supplement No. 2 should be read in conjunction with Prospectus Supplement No. 2 and other filings made with the Securities and Exchange Commission.